Exhibit 99.1

Contact at Catalyst Pharmaceutical Partners	Contacts at Rx Communications Group
Patrick J. McEnany	Melody Carey
Chief Executive Officer	mcarey@rxir.com
pmcenany@catalystpharma.com	917-322-2571
305-529-2522
Catalyst To Focus Resources On Its Lead Indication For CPP-109; Cocaine Addiction
CORAL GABLES, Fla., March 3, 2009 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX), a biopharmaceutical company that acquires or in-licenses, develops and commercializes prescription drugs for the treatment of drug addiction, today announced modifications to its previously announced product development program. In order to extend its cash resources well into 2010, Catalyst has decided to halt enrollment of new subjects into its ongoing U.S. Phase II trial evaluating CPP-109 for the treatment of methamphetamine addiction and will instead convert that trial to a smaller proof-of-concept study. Catalyst will continue to treat the approximately 55 subjects currently in the trial for the 13 week active phase as described in the trial protocol. As previously announced, Catalyst’s Phase II cocaine trial is now fully enrolled, with 186 patients at 11 leading addiction research facilities around the United States, and top-line results from the cocaine trial are expected to be available during the second quarter of 2009.
Patrick J. McEnany, Catalyst’s Chairman and Chief Executive Officer, stated, “We believe that this modification to our clinical development program is prudent in light of the capital markets and economic environment that currently exists. Our immediate and primary focus continues to be on concluding the Phase II trial evaluating our lead candidate CPP-109 for the treatment of cocaine addiction. Furthermore, this modification does not change the previously announced timetable as it relates to Catalyst’s intention to file a New Drug Application with the FDA to obtain the right to market CPP-109 for the treatment of cocaine addiction. With the restructuring of our clinical development programs, we will now have sufficient working capital for the next 18-24 months. The extension of our cash resources also allows us more time to explore potential corporate partnerships.”
“In addition, we intend to explore potential non-dilutive funding sources for a new large-scale methamphetamine trial. It is our belief that such funding may become available under the economic stimulus measures as part of the recently signed American Recovery and Reinvestment Act of 2009. The Act includes a $10 billion increase in the National Institute of Health’s (NIH) budget over the next two years. We intend to actively pursue such funding opportunities with the appropriate agencies that operate under the NIH umbrella, although there can be no assurance that any such funding will be obtained. We will also continue to seek partnerships with leading clinical investigators to evaluate CPP-109 for other indications including alcohol and nicotine abuse as well as obsessive-compulsive disorders.”

About Catalyst Pharmaceutical Partners
Catalyst Pharmaceutical Partners, Inc. is a biopharmaceutical company focused on the development and commercialization of prescription drugs for the treatment of addiction and obsessive-compulsive disorders. The Company has obtained from Brookhaven National Laboratory an exclusive worldwide license for Brookhaven’s patent portfolio in the United States relating to the right to use vigabatrin to treat a wide variety of substance addictions and obsessive-compulsive disorders. Catalyst has also been granted rights to Brookhaven’s vigabatrin-related foreign patents or patents pending in more than 30 countries. The Company’s initial product candidate is CPP-109, which is Catalyst’s version of vigabatrin. CPP-109 has been granted “Fast Track” status by the U.S. Food & Drug Administration (FDA) for the treatment of cocaine addiction. This indicates that the FDA has recognized that CPP-109 is intended for the treatment of a serious or life-threatening condition for which there is no effective treatment and which demonstrates the potential to address unmet medical needs. For more information about the Company, please visit www.catalystpharma.com.
This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether the results from the clinical trials and studies being conducted by the Company will be positive, what future clinical and non clinical studies and trials will be required to seek regulatory approval to commercialize CPP-109 for the treatment of cocaine addiction and the timing of any New Drug Application filing with respect thereto, and those other factors described in the Company’s Annual Report on Form 10-K for 2007 and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 31, 2008 that the Company has filed with the U.S. Securities and Exchange Commission (SEC), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.